Exhibit 1.1

REPERTOIRE N. 15425	COLLECTION N. 9839

TRANSFERS OF SHARES IN

AMATEUR SPORTS COMPANIES WITH LIMITED LIABILITY

ITALIAN REPUBLIC

The year two thousand and twenty-three, on the thirty-first day of July

31 July 2023

In Milan, in the office in via Giotto no. 9.

In front of me, Dr. Gianluca Gonzales Notary in Carate Brianza, registered in the Board of Notaries of Milan, are present:

- Pirola Giuseppe born in Saronno on 28 March 1972 and residing in Caronno Pertusella in via Gran Sasso no. 38, tax code PRL GPP 72C28 I441K, an Italian citizen, who intervenes in this deed both on his own behalf and in his capacity as Sole Director and on behalf of the limited liability company of Italian nationality incorporated in Italy

- “IMMOBILIARE LUNA S.R.L.” based in Caronno Pertusella, with address in Piazza Vittorio Veneto no. 121/C, with a paid-up capital of €10,000.00, lasting until 31 December 2050, tax code, VAT number and registration number in the Varese Business Register 02861790125, REA VA-296150, endowed with the necessary powers in accordance with the Articles of Association.

This company, in turn, intervenes in this deed in its capacity as general partner and on behalf of the limited partnership of Italian nationality incorporated in Italy “SELENE SAS DI IMMOBILIARE LUNA S.R.L.” with registered office in Milan, via Fratelli Salvioni n. 6, with capital of Euro 10,000.00, lasting until 31 December 2050, tax code, VAT number and registration number in the Milan, Monza Brianza and Lodi Business Register 05120500961, REA MI-1798781, endowed with the necessary powers in accordance with the corporate agreements;

- Galoppi Pier Luigi, born in Rome on 19 March 1960 and residing in Coral Gables (United States of America) in 5521 Riviera Drive, an Italian national, who intervenes in this Act as Director and representing the Irish company incorporated in Ireland “BRERA HOLDINGS PUBLIC LIMITED COMPANY” with registered office in Dublin (Ireland), 5th floor Rear, Connaught House, Burlington Road No. 1, Italian tax number 91058900704, registered in the Register of Irish Companies at n. 721923, having the necessary powers pursuant to the resolution of the Board of Directors of 20 July 2023 which, in certified copy by the Irish Notary Ivan J. Healy of Dublin, together with the relevant Italian translation by me Notary, be attached in a single file to this Act under the heading “A”.

These persons, whose personal identity I am certain notary, agree and stipulate the following:

whereas

- that there is a limited liability amateur sports club of Italian nationality established in Italy “UYBA VOLLEY LIMITED LIABILITY AMATEUR SPORTS CLUB” based in Busto Arsizio, with address in via Maderna n. 20, with a capital of Euro 1,648,000.00 paid, lasting until 31 December 2050, tax code, VAT number and registration number in the Varese Business Register 02726140128, REA n. VA-281236;

- that the share capital belongs to:

Giuseppe Pirola for a nominal amount of €500,000.00;

“SELENE SAS DI IMMOBILIARE LUNA S.R.L.” for nominal Euro 598,000.00;

“E-WORK HOLDING S.R.L.” for nominal Euro 250,000.00;

“LAICA S.P.A.” for nominal Euro 150,000.00;

Maoying Chen for nominal Euro 50,000.00;

Mattia Moro for a nominal amount of Euro 50,000.00;

Simone Facchinetti for nominal Euro 25,000.00;

“40&FAC CONSULTING SRLS” for nominal residues Euro 25,000.00;

- that it is the intention of Mr. Giuseppe Pirola and the company “SELENE SAS DI IMMOBILIARE LUNA S.R.L.” to sell part of their respective shares in the aforementioned company to the “BRERA HOLDINGS PUBLIC LIMITED COMPANY”;

- that the other shareholders have waived the right of pre-emption due to them with declarations acquired in the company’s deeds; in view of the above

1. Mr. Giuseppe Pirola assigns to the company “BRERA HOLDINGS PUBLIC LIMITED COMPANY” which, as represented above, acquires part of the shareholding owned by him in the company “UYBA VOLLEY AMATEUR SPORTS CLUB WITH LIMITED LIABILITY” and, more precisely, the shareholding equal to nominal Euro 450,000.00 (four hundred and fifty thousand/00) for the price of Euro 450,000.00 (four hundred and fifty thousand/00), equal to the nominal value of the same, which has previously been paid by the assignee company to the assignor, who declares to have received it and issues a receipt of the balance.

2. The company “SELENE SAS DI IMMOBILIARE LUNA S.R.L.”, as represented above, transfers to the company “BRERA HOLDINGS PUBLIC LIMITED COMPANY” which, as represented above, acquires part of the shareholding owned by her in the company “UYBA VOLLEY AMATEUR SPORTS CLUB WITH LIMITED LIABILITY “ and, more precisely, the shareholding equal to nominal Euro 390,500.00 (three hundred and ninety thousand five hundred/00) for the price of Euro 390,500.00 (three hundred and ninety thousand five hundred/00), equal to the nominal value of the same, which was previously paid by the transferee company to the transferor company which, as represented above, declares to have received it and issues a receipt of the balance.

3. The transferors guarantee the full ownership and availability of the shares respectively transferred, and their freedom from constraints, burdens, foreclosures and seizures.

They also declare that the investments respectively sold are not under the administered or managed savings regime.

4. The above transfers will have effect on the company, pursuant to art. 2470 of the Italian Civil Code, from the time of filing of this deed with the Office of the Registrar of Companies by me, the Notary.

5. However, the transfers take effect between the parties as of today, and therefore from today the transferee company is responsible for all the rights and charges resulting from the ownership of the shares purchased.

6. Following the sale, the share capital of “UYBA VOLLEYBALL LIMITED LIABILITY AMATEUR SPORTS CLUB” is divided as follows:

- Giuseppe Pirola participation of nominal Euro 50,000.00;

- “SELENE SAS DI IMMOBILIARE LUNA S.R.L.” shareholding of nominal Euro 207,500.00;

- “E-WORK HOLDING S.R.L.” shareholding of nominal Euro 100,000.00;

- “E-WORK HOLDING S.P.A” shareholding of nominal Euro 150,000.00;

- “LAICA S.P.A.” shareholding of nominal Euro 150,000.00;

- Maoying Chen participation of nominal Euro 50,000.00;

- Mattia Moro participation of nominal Euro 50,000.00;

- Simone Facchinetti participation of nominal Euro 25,000.00;

- “40&FAC CONSULTING SRLS” for nominal residuals Euro 25,000.00;

- “BRERA HOLDINGS PUBLIC LIMITED COMPANY” shareholding of nominal Euro 840,500.00 (eight hundred and forty thousand five hundred/00).

7. Notwithstanding the foregoing, the parties, also as represented above, expressly acknowledge that this contract does not have any novation or modification effect with respect to any further agreement between the parties themselves in relation to the object of this deed, which will continue to be fully effective between the parties themselves.

8. With reference to Law no. 151 of 19 May 1975, Mr Giuseppe Pirola declares that he is married with separation of property.

9. Expenses and taxes of this deed and related are borne by the assignee company.

The taxation of any capital gain borne by the assignors will be borne by them in accordance with the law.

I, the Notary, have read this deed to the appearing parties, who approve it and sign it with me, exempting me from reading the annexes, at sixteen and ten.

Written by computer means by a trusted person and completed by me, it consists of a sheet and occupies two pages and part of the third.

Signed Pirola Guiseppe, signed Galoppi Pier Luigi, signed Gianluca Gonzales Notary

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